World Bond-Debenture Series

                             Addendum to Management
                          Agreement between Lord Abbett
                     Securities Trust and Lord, Abbett & Co.
                      DATED MAY 19, 1993 (THE "AGREEMENT")


         Lord, Abbett & Co. and Lord Abbett Securities Trust (the "Trust") on behalf of WORLD BOND-DEBENTURE SERIES ("Series") do hereby agree that (a) the annual management fee rate for the Series with respect to paragraph 2 of the Agreement shall be .50% of 1% of the average daily net assets of the Series and
(b) the expense ratio for the determination of the repayment by the Series of expenses voluntarily paid or reimbursed by the Investment Manager pursuant to paragraph 5 of the Agreement shall be 1.30%.

         For purposes of Section 15 (a) of the Act, this Addendum and the Agreement together shall constitute the investment advisory contract of the Series.





                                        LORD, ABBETT & CO.


                                        BY: ________________________
                                            Managing Partner


                          LORD ABBETT SECURITIES TRUST
                   (on behalf of World Bond-Debenture Series)


                                        BY:  _______________________
                                             Vice President


Dated:            , 1997